Exhibit 23.2

[LETTERHEAD OF AMERICAN APPRAISAL CHINA LIMITED]

April 30, 2009

The Board of Directors

WSP Holdings Limited

No. 38 Zhujiang Road

Xinqu, Wuxi

Jiangsu Province

People’s Republic of China

Dear Sirs,

CONSENT OF INDEPENDENT APPRAISER

We hereby consent to the references to our name and our final appraisal reports (dated on August 9, 2007, November 13, 2008, and February 16, 2009, regarding the valuation of tangible and intangible assets of Jiangsu Fanli Pipe Co., Ltd., Tuoketuo County Mengfeng Special Steel Co., Ltd., and Wuxi Bright Wanbang Oil & Gas Anticorrosion Co., Ltd. respectively; and the report dated November 13, 2007 for the valuation of employee share options) addressed to the board of directors of WSP Holdings Limited (the “Company”), and to the references to our valuation methodologies, assumptions and conclusions associated with such reports, in the annual report on Form 20-F of the Company and any amendments thereto (collectively, the “Annual Report”) filed or to be filed with the U.S. Securities and Exchange Commission.  We further consent to the filing of this letter as an exhibit to the Annual Report.

In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder (the “Act”); nor do we admit that we are experts with respect to any part of the Annual Report within the meaning of the term “experts” as used in the Act.

Yours faithfully,

/s/American Appraisal China Limited